Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of our report dated December 22, 2006, (February 7, 2007, as to the effects of the restatement discussed in Note 12 to the financial statements), relating to the consolidated financial statements of Covalence Specialty Materials Corp. (the “Successor Company”) and the combined financial statements of Tyco Plastics and Adhesives (the “Predecessor Company”), (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to certain expenses that represented allocations made from Tyco International Ltd. in the Predecessor period, and an explanatory paragraph relating to the restatement discussed in Note 12, appearing in the Prospectus, which is part of this Registration Statement).

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

May 5, 2008